SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

 FORM 8-K

  Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): September 29, 2004

BRINKER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10275 (Commission File Number)	74-1914582 (IRS Employment Identification No.)

6820 LBJ Freeway
Dallas, Texas 75240
(Address of principal executive offices)

 Registrant's telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

____                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

____                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

____                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Section 8 - Other Events

 Item 8.01.  Other Events.

In January 1996, the Company entered into a Tip Reporting Alternative Commitment agreement (the "Contract") with the Internal Revenue Service (the "IRS").  The Contract required the Company, among other things, to implement tip reporting educational programs for its hourly restaurant employees and to establish tip reporting procedures.  The IRS has alleged that the Company did not meet the requirements of the Contract and has retroactively and unilaterally revoked it.  As a result of the revocation, the IRS commenced an examination during fiscal 2004 of the Company's 2000 through 2002 calendar years for payroll tax purposes, which involved interviews of current and former employees for the purpose of assessing employer-only Federal Insurance Contributions Act ("FICA") taxes on estimated unreported cash tips.  In connection with this examination, the IRS has also alleged that some portion of these unreported tips should have been treated as service charges subject to employment taxes.  On September 29, 2004, the IRS issued a notice and demand under Section 3121(q) of the Internal Revenue Code for the employer's share of FICA taxes on unreported tips during the examination period totaling $31.4 million.  The proposed assessment was based on the assumption that the cash tip reporting rate should have been approximately two percentage points less than the charge tip reporting rate.  The Company believes that it has complied and continues to comply with all of the terms of the Contract and with the law pertaining to the employment tax treatment of service charges.  The Company intends to vigorously contest the accuracy of the proposed assessment related to unreported tips and to assert that, based on the Company's facts, the Contract precludes the retroactive assessment of employer-only FICA taxes.  The Company also intends to vigorously contest the accuracy of any assessment that may be proposed related to service charges.  It is not possible at this time to reasonably estimate the possible loss or range of loss, if any, with respect to either issue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: October 4, 2004	By: /s/ Douglas H. Brooks
Douglas H. Brooks
President and Chief Executive Officer